EXHIBIT 10.6
ANP INDUSTRIES, INC.
270 East Flamingo Road, SUITE 330
Las Vegas, NV 89109

June 30, 2010

Frozen Food Gift Group, Inc.
A Delaware Corporation
8067 Quarterfield Rd,
Severn, MD 21144

Attention:  Jonathan F. Irwin, Chief Executive Officer.

Gentlemen:

On behalf of ANP Industries, Inc., a Nevada Corporation, (“ANP”) this Engagement Letter memorializes the parties oral agreement, and confirms ANP’s previous providing of consulting services to Frozen Food Gift Group, Inc., a  Delaware Corporation (“Frozen”), and ANP’s engagement to provide additional strategic business  services to Frozen and its successors and assigns, (collectively “Frozen” or the Company), and to pay for the services of the law firm of Davis & Associates ("D&A") in connection with D&A’s legal representation of FROZEN on securities law, corporate law, and contract law matters.  All of ANP’s services will be rendered from Nevada, and all D&A business services will be rendered from California.

This Engagement Letter memorializes the nature, scope and terms of ANP’s employment, our understanding and agreement as to the services ANP will render, and the legal services that will be rendered by the law firm of D & A to FROZEN while the bills for such legal services rendered to FROZEN will be paid by ANP.

ANP has already rendered four hours of consulting services to FROZEN at its standard consulting hourly rate of $450 per hour, consisting of reviewing Frozen’s company information, pending S-1 Registration Statement and other documents, and there is currently the sum of $1800 outstanding, due and owing by FROZEN to ANP for services already fully rendered as of this date.

ANP has agreed to render further strategic business services as described above over a term beginning from this date and continuing through July 1, 2012.  In addition, ANP has retained the law firm of D & A to provide transactional legal advice in connection with Federal Securities Law matters,  corporate law matters and contract law matters associated with FROZEN’s business,  its desire to expand that business and to become a publicly traded company, and its need to develop additional sources of debt and/or equity working capital.  D&A’s service will extend over the term ending July 1, 2012.

D&A does not do litigation, although other members of its group practice are available for this purpose under separate fee arrangements.  D&A will represent FROZEN as described above, ANP will pay D&A directly for all legal services rendered to  FROZEN by D&A, and the Company will not be charged separately for these legal services.  (Any out of pocket costs and travel expenses will be advanced separately by FROZEN however).

The parties acknowledge that D & A also represents ANP from time to time in corporate and business matters, and a D&A principle is the principle employee for both entities, and if there were ever a conflict of interest between the interests of ANP and FROZEN, D & A would withdraw from representation of FROZEN on such matters, and the attorney client privilege might be jeopardized.  FROZEN may wish to consult with independent legal counsel on this issue or the terms hereof.

In lieu of ANP’s normal cash retainer, and payment of ANP’s usual fees in cash on an hourly basis at the rate of $450 per hour, for services already rendered and for ongoing services as provided by this Agreement,   ANP has agreed to waive it usual cash retainer and payment of compensation for its services in cash.  In lieu thereof, FROZEN will pay ANP as follows:

a.  In payment and satisfaction in full of the $1800 that is currently outstanding, due and owing by FROZEN to ANP, FROZEN  hereby issues to ANP, effective this date, “restricted” common stock of FROZEN which represents in number of shares, 9.99% of FROZEN’s outstanding capital stock after such share issuance, calculated on a fully diluted basis (which means calculated assuming exercise of all options, warrants, convertible securities, and other stock rights, and after issuance of the shares to ANP and other consultants); and

b.  During the term of this Agreement, as additional shares are issued by FROZEN and/or its successors to other parties for any purpose, ANP will be issued additional shares at the same time such that ANP always has received in the aggregate from all issuances under this Agreement, shares representing  a 9.99% ownership issuance in the “then” outstanding capital stock of FROZEN and/or its successors, calculated on a fully diluted basis (calculated as described above).  All such additional shares so issued shall be issued as partial compensation to ANP for consulting services previously rendered in full, and legal services previously provided by D&A to FROZEN and paid for by ANP, as of the date of such issuance of additional shares.

d.   Following the termination of this Agreement and for a period of 12 months thereafter, as additional shares are issued by FROZEN and/or its successors to other parties for any purpose, ANP will be issued additional shares at the same time such that ANP always has received in the aggregate from all issuances under this Agreement, shares representing a 9.99% ownership issuance in the “then” outstanding capital stock of FROZEN and/or its successors, calculated on a fully diluted basis (calculated as described above).  During the aforesaid additional 12 month period after the expiration of the term of this Agreement, all such additional shares so issued shall continue to be issued as partial compensation for all services previously rendered by ANP or paid for by ANP during the original term of this Agreement.

The parties agree that all restricted shares issued under this Agreement shall be valued at par value.  All shares subsequently issued under this Agreement shall have a holding period dating from the date of the initially issued shares, for purposes of federal securities laws.

The terms of this Letter Agreement may only be changed by written agreement formally executed between us.

ANP is accepting these shares under this agreement upon ANP’s expectation that the FROZEN common shares will become valuable. If the shares languish as penny stock shares or non publicly traded shares, while ANP and D&A’s commitment of time and talent grows disproportionate to the value of the retainer shares allocated   to ANP under this  Agreement, then the parties hereby agree to enter into further good faith negotiations on the terms under which ANP and D&A services are to be compensated for, as to both  past services and for the  balance of the term, and if no agreement is reached  ANP shall have the option at its sole discretion to terminate this agreement early.  ANP acknowledges that FROZEN's  business is still in the process of development, and that the shares are issued privately and will bear a § 4(2) restriction.

ANP is  pleased to undertake this representation, and  we are excited about the prospect of assisting you.

Best personal regards,
ANP Enterprises, Inc
Las Vegas, Nevada.

By:	/s/ Christian Davis
Christian Davis

If the following is satisfactory, please sign below and fax  back an executed copy to (310) 301-3370, and arrange for the immediate issuance of a certificate for the appropriate number of shares of restricted FROZEN Common Stock.  ANP Enterprises, Inc.,  and D&A are prepared to start immediately upon receipt of this fee letter and the certificate.

Undersigned hereby acknowledges and agrees to the terms for the retention of The ANP Enterprises, Inc. set forth herein,

Frozen Food Gift Group, Inc.

By:	/s/ Jonathan F. Irwin	Date: July 7, 2010
Jonathan F. Irwin
Title: Chief Executive Officer